Exhibit 1


                               [Proxim Letterhead]


August 1, 2003



Jonathan Zakin
101 California Street., #2825
San Francisco, CA  94111

Dear Jon:

In accordance with your conversation with Merle Gilmore on June 5, 2003, this letter (the "Agreement") sets forth the details of the transitioning of your duties and the termination of your service with Proxim Corporation (the "Company").

           1. SEPARATION. The Company and you have agreed that your service to the Company in the capacity of Chief Executive Officer of the Company ended effective June 5, 2003 (the "Notice Date").

           2. TRANSITION PERIOD. Between the Notice Date and August 5, 2003 (the "Separation Date"), you will serve the Company in the capacity of a non-executive employee and as Chairman of the Board of Directors. During the period of time between the Notice Date and the Separation Date (such period, the "Transition Period"), you will be responsible for working with the Company to transition your current projects and duties to the appropriate individual(s) designated by the Company. During the Transition Period, the Company will continue to pay you your regular base salary and employee benefits as in effect on the Notice Date. You will be expected to be reasonably available to the Company during the Transition Period, working out of your principal office in San Francisco (the "Office"). The Company will continue to reimburse you for the rental cost of the Office through the Separation Date. However, the Company will pay for the employment of your administrative assistant only through July 4, 2003; thereafter, any costs associated with the performance of her services will be solely at your expense. During the Transition Period, you will continue to be bound by, and you agree to comply with, all of the Company's written policies and procedures, including but not limited to its policies on insider trading that were previously applicable to you as Chief Executive Officer of the Company.

           You acknowledge and agree that the termination of your employment is a termination by the Company without "cause" pursuant to Section 11.01(b) of the Amended and Restated Employment and Co-Investment Agreement dated October 31, 1999 (as amended, the "Employment Agreement"). You further acknowledge and agree that you have been provided with the required written notice at least sixty (60) days in advance of the Separation Date in full satisfaction of the Company's obligations pursuant to Section 11.01 of the Employment Agreement.

Jonathan Zakin
August 1, 2003
Page 2


           3. SEPARATION DATE. At the conclusion of the Transition Period, you will resign from all positions you then hold with the Company and any of its affiliates, including but not limited to your membership on the Company's Board of Directors (the "Board"), effective as of the Separation Date. On or before the Separation Date, you will be paid for all accrued but unpaid salary and any accrued but unused vacation time.

           4. SEVERANCE BENEFITS. Although the Company has no obligation to provide any severance benefits to you, provided you execute the general release of all claims attached hereto as Exhibit A (the "Release") between August 5, 2003 and August 22, 2003, and do not revoke the Release, and provided further that you comply with all of your obligations to the Company under this Agreement and the Employment Agreement, on the effective date of the Release (i.e., when it is no longer revocable by you), the Company will amend your outstanding stock option agreement(s) (as listed on Exhibit B) to provide (a) that all of the shares subject to such stock options shall be fully vested and exercisable as of the Separation Date, and (b) that you may have until the one (1) year anniversary of the Separation Date in which to exercise the stock options as to any vested and unexercised shares.

           5. HEALTH INSURANCE. As a result of the termination of your services to the Company, your coverage under the Company's group health insurance programs will terminate on August 31, 2003. You will have the opportunity to elect continuation coverage under the Company's group health insurance programs as permitted pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or, if applicable, state insurance laws. You will be provided with information regarding, and an opportunity to elect, such coverage shortly.

           6. EQUITY BENEFITS. Exhibit B to this Agreement sets forth your right to purchase shares of the Company's capital stock and all shares of the capital stock of the Company held by you, in each case as of the Separation Date and prior to any acceleration of vesting to which you may be entitled under this Agreement. You acknowledge and agree that except as set forth in this Agreement and in those stock agreements (which documents are incorporated herein by reference) which govern your rights to the shares described on Exhibit B, you have no other right, title, interest, or claim in or to any shares of the Company's capital stock.

           7. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will have no entitlement to any salary, vacation pay, commissions, bonuses, wages, compensation or other benefits after the Separation Date.

Jonathan Zakin
August 1, 2003
Page 3


           8. EXPENSE REIMBURSEMENTS. Subject to the provisions of Section 2 above, the Company will reimburse you for those business expenses reasonably incurred by you in connection with your duties to the Company prior to the Separation Date. Please submit your documented expense reimbursement request in accordance with the Company's standard policy and the Company will reimburse you for such appropriately submitted expenses prior to September 13, 2003.

           9. RETURN OF COMPANY PROPERTY/LAPTOP COMPUTER. As a condition to the receipt of any severance benefits offered pursuant to this Agreement, you are required to return to the Company, no later than the Separation Date, all Company documents (and all copies thereof) and other Company property (including any confidential information or trade secrets) that you have had in your possession at any time, other than Company documents provided to you that relate to your employment relationship with the Company, such as benefit plans, Company policies and the like. Notwithstanding the foregoing, the Company agrees that you shall be permitted to keep the laptop computer that the Company previously issued to you (the "Laptop") after the Company has had the opportunity to reformat the Laptop's storage unit. Accordingly, on the Separation Date, and contingent upon your providing the Company with the opportunity to reformat the Laptop's storage unit, the Company shall transfer legal title to the Laptop to you.

           10. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

           11. CONFIDENTIAL INFORMATION; NON-SOLICITATION. You understand and agree that this Agreement is not intended to modify or supersede your obligations pursuant to (i) Sections 3.01 and 4.01 of the Employment Agreement,
(ii) the memorandum from Amir Zoufonoun related to the "Use of Confidential Information" executed by you on September 1, 2000, and (iii) the Employment, Confidential Information and Invention Assignment Agreement executed by you on January 9, 2002.

           12. NONDISPARAGEMENT. During the Transition Period and thereafter,
(a) you agree not to disparage the Company or its officers, directors, employees, shareholders and agents and (b) the Company agrees not to (and to direct its officers, directors, employees, shareholders or agents not to) disparage you.

Jonathan Zakin
August 1, 2003
Page 4


           13. CONTINUING REPRESENTATIONS. This Agreement in no way modifies the Company's ability to terminate your employment for "cause" pursuant to Section 11.01(a) of the Employment Agreement during the Transition Period.

           14. MISCELLANEOUS. Any amounts payable to you pursuant to this Agreement will be subject to applicable employment tax withholdings and other lawful deductions. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter, and it supersedes any prior understandings of agreements, whether oral or written. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Facsimile signatures shall suffice as originals.

If this Agreement is acceptable to you, please sign below and return the original to me on or before August 22, 2003.

I wish you good luck in your future endeavors.


Sincerely,


PROXIM CORPORATION

By:
    -------------------------------------------------
    Merle Gilmore, on behalf of the Board



Understood and Agreed:


---------------------------------------------
           Jonathan Zakin


---------------------------------------------
Date

                                    EXHIBIT A
                          GENERAL RELEASE OF ALL CLAIMS


           I, Jonathan Zakin, understand and agree that my employment, and my service in any capacity, with Proxim Corporation (the "Company") terminated on August 5, 2003. In consideration for the benefits provided to me by the Company, as described in the separation agreement (the "Agreement," incorporated by reference herein) between the Company and me which I executed on August 21, 2003, which benefits I would not otherwise be entitled to, I hereby make the following representations, warranties and affirmations:

           1. I represent and warrant that at all times I have been in compliance with the terms and conditions of the Agreement and all of my other obligations to the Company. I expressly represent and warrant that I have returned all of the Company's property, including but not limited to any confidential or proprietary information, trade secrets and documents that have been at any time in my possession; provided, however, that in accordance with
Section 9 of the Agreement, I shall be entitled to retain my "Laptop" (as defined in the Agreement) after the Company has reformatted the storage unit, copies of Company employee benefit plans, Company policies and the like. I further represent and warrant that I have resigned as a member of the Company's Board of Directors effective August 5, 2003.

           2. I acknowledge and agree that I have received all salary, accrued vacation, commissions, bonuses, wages, compensation or other such sums due to me as of the Separation Date, other than the benefits, if any, to be provided to me after the Separation Date pursuant to Sections 4 and 8 of the Agreement.

           3. In consideration of the benefits to be provided to me by the Company as set forth in the Agreement, I on behalf of myself, my agents, attorneys, successors, assigns, heirs and executors hereby fully and forever release and discharge the Company, and its current and former officers, directors, shareholders, partners, members, investors, administrators, employees, contractors, agents, attorneys, insurers, affiliates, successors, predecessors, subsidiaries, assigns and fiduciaries in their individual and/or representative capacities (collectively, the "Released Parties") from any and all claims, suits, agreements, promises, damages disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, causes of action, bills, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which I or my agents, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by me, arising in connection with or in relationship to my employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims are collectively referred to herein as the "Released Claims"); provided that such Released Claims shall not include (a) any claims to enforce my rights under, or with respect to, this Release or Sections 6.01(h) or 10.01 of the Employment Agreement (as defined in the Agreement), or (b) any other rights to indemnification (whether arising under the Company's Certificate of Incorporation or Bylaws, any applicable law, or any Company resolution or Company written policy, or (c) any rights under any Director and Officer liability insurance policy or other insurance maintained by the Company for the benefit or its directors or employees. I understand and agree that this Release is a full and complete waiver of all claims, whether known or unknown by me, including, but not limited to, any claims with respect to my entitlement to any wages, bonuses, severance benefits or other forms of compensation; any claims with respect to my purchase of, or right to purchase, any capital stock of the Company; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, California Labor Code Section 1197.5, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as related to severance benefits, any family and medical leave acts; and any claims under any other federal, state, and local laws and regulations relating to employment or employment discrimination. I agree that the benefits provided to me pursuant to the Agreement are in full satisfaction and settlement of any such Released Claims. I represent and warrant that I have not filed, and I will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any such claim before any federal, state, or local administrative agency or court against any Released Party, concerning any event occurring prior to the signing of this Release. Nothing in this Release, however, shall be construed as prohibiting me from filing a charge or complaint with the Equal Employment Opportunity Commission ("EEOC") or participating in an investigation or proceeding conducted by the EEOC. I also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by any of the Released Parties.

           4. I represent that I am knowingly and voluntarily waiving any and all rights that I currently may have arising under the Age Discrimination in Employment Act of 1967, as amended. I understand that I have the right to consult with an attorney before signing this Release. I also understand that I may have twenty-one (21) days after my receipt of this Release within which I may review and consider, discuss with an attorney of my own choosing, and decide to execute or not execute it. I further understand that for a period of seven
(7) days after I sign this Release, I may revoke this release of all claims. In order to revoke this Release, I must deliver to the Chief Executive Officer of the Company, by no later than seven (7) days after I execute this Release, a letter stating that I am revoking it. I understand and agree that if I revoke this Release, I will have no right to receive, and the Company will have no obligation to provide, any of the benefits described in the Agreement. If I do not deliver such a letter, then this Release shall become effective upon the expiration of the seventh day after I execute this Release (the "Effective Date"). If I execute this Release prior the twenty-first (21st) day after its delivery to me, I hereby acknowledge that my decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

           5. I UNDERSTAND THAT MY RELEASE SET FORTH ABOVE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Released Parties.

           6. If any one or more of the provisions of this Release, including, without limitation, my obligations pursuant to any one or more provisions of the Agreement, shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Release (and the Agreement) shall not be affected thereby and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Release.

           7. This Release, including the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to this subject matter. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

           9. I hereby represent and warrant that:

                     (a) I have been given at least twenty-one (21) days from the date that this Release was delivered to me in which to accept its terms;

                     (b) I have carefully read and fully understand all of the terms of the Agreement;

                     (c) I have been advised in writing to consult with an attorney of my choice prior to executing this Agreement, and I have done so or knowingly declined to do so; and

                     (d) I knowingly and voluntarily agree to all of the terms set forth in this Release with full appreciation that I am forever foreclosed from pursuing any of the rights waived herein.



------------------------------
Jonathan Zakin


-------------------------------
Date

                                    EXHIBIT B
                                  EQUITY RIGHTS